EXHIBIT (J)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Trustees and Shareholder of Utopia Funds:
We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 811-21798 of Utopia Funds, comprised of Utopia Growth Fund, Utopia Core Fund, Utopia Core Conservative Fund and Utopia Yield Income Fund, on Form N-1A of our report dated December 15, 2005, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the caption “Independent Registered Public Accounting Firm” in such Statement of Additional Information.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
December 15, 2005